EXHIBIT 99.1

FOR:
Featherlite, Inc.
P.O. Box 320
Cresco, Iowa 52136
Contact: John K. Hall,
FOR IMMEDIATE RELEASE	Director of Corporate Communications,
563-547-6000

FEATHERLITE REPORTS RECORD EARNINGS

of $4.9 MILLION IN 2004

Fourth Quarter adds $1.2 million in net income on sales of $56.6 million

CRESCO, Iowa, February 24, 2005 – Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported record net income in 2004 as it released the Company’s results for the fourth quarter and fiscal year ended December 31, 2004.

For fiscal 2004, the Company posted record net income of $4.9 million, or 64 cents per diluted share, a more than seven-fold increase in net income from the $705,000, or 10 cents per diluted share, recorded the year before. In fiscal 2004, the Company posted net sales of $216.4 million, an increase of 20.2 percent over 2003 sales of $180.0 million. The Company’s improved net income in 2004 includes an income tax benefit of $829,000 that increased diluted earnings per share by $0.10. This benefit resulted from the elimination of a deferred tax asset valuation reserve because of the consistent improvement in the Company’s recent historical operating results.

For the Company’s fiscal 2004, gross profit showed an overall increase of 46.2 percent over the prior year. Improvements were due primarily to increased sales volume and increases realized from greater production efficiencies and higher average prices in both the trailer and coach divisions. In fiscal 2004, the trailer division recorded a gross profit increase of 25.4 percent over the previous year, and the coach division recorded an increase of 13.7 percent over the same period.

In the fourth quarter ended December 31, 2004, the Company recorded net income of $1.2 million, or 16 cents per diluted share, on sales of $56.6 million. This compares with net income of $16,000, or 0 cents per diluted share, on sales of $45.2 million in the fourth quarter last year. For the fourth quarter of 2004, overall sales increased by $11.5 million or 25.5 percent, including a 24.6 percent gain in trailer sales and a 26.5 percent increase in coach sales over the same period last year. Both new and pre-owned coaches showed significant sales and margin increases compared to the third quarter of 2004, which had experienced a significant downturn.

“We are very pleased with the Company’s solid performance in both the fourth quarter and in fiscal 2004,” Conrad Clement, Featherlite President and CEO, said. “Significant increases in margins in the trailer and coach divisions, due in part to increased volume and improved production efficiencies, helped propel the Company to a record year. In addition, central to this achievement is Featherlite’s robust sales program and outstanding product lines. The entire Featherlite workforce and management team are to be commended for helping reach record earnings in 2004,” Clement said.

“Featherlite, we believe, gained market share in nearly all categories in the trailer and luxury coach segments in 2004. Going forward, we remain cautiously optimistic and expect strong fiscal 2005 first quarter sales. However, the industry has experienced a rise of about 14 percent in the cost of aluminum. In response, the Company implemented a price increase effective January 1, 2005, which we expect will allow it to maintain historical percentage operating margins,” Clement said.

About Featherlite

Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches. Featherlite® is the “Official Trailer” of NASCAR®, Champ Car®, ARCA and Indy Race League (IRL) and a sponsor of Grand American Racing and Trans-Am. Featherlite also sponsors many equine and livestock events and programs, including Clinton Anderson’s DownUnder Horsemanship. Featherlite products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare® product line, Featherlite is the “Official Luxury Motorcoach” of NASCAR® and SPORTSCAR. For more information about the Company, please visit fthr.com.

Featherlite, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	Dec 31, 2004	Dec. 31, 2003
ASSETS
Current assets
Cash	$179	$173
Receivables	4,781	6,033
Refundable income taxes	497	783
Inventories	61,730	55,638
Leased promotional trailers	1,669	1,501
Prepaid expenses	1,827	1,850
Deferred tax asset	1,275	—

Total current assets	71,958	65,978
Property and equipment, net	16,003	16,231
Other assets	4,252	4,391

	$92,213	$86,600

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Wholesale financing and other notes payable	$22,106	$22,759
Current maturities of long-term debt	1,699	2,113
Checks issued not yet presented	2,900	2,076
Accounts payable	4,323	3,363
Motorcoach shell costs payable	7,277	6,519
Trade creditor repayment plan	—	2,064
Accrued liabilities	9,125	6,323
Customer deposits	2,698	2,613

Total current liabilities	50,128	47,830
Bank line of credit	4,242	6,454
Other long-term debt, net of current maturities	11,092	11,964
Deferred tax liabilities	1,340	—
Other long-term liabilities	48	60
Shareholders’ equity	25,363	20,292

	$92,213	$86,600

FEATHERLITE, INC

Condensed Statements of Income

(Unaudited)

(In Thousands, except for per share data)

	Three months Ended Dec. 31,		Twelve months Ended Dec. 31,
	2004	2003	2004	2003
Net Sales	$56,626	$45,159	$216,361	$179,974
Cost of Sales	47,461	40,129	182,678	156,940

Gross profit	9,165	5,030	33,683	23,034
Selling and administrative expenses	6,520	4,990	25,243	20,373

Income from operations	2,645	40	8,440	2,661
Other income (expense)
Interest	(614)	(609)	(2,304)	(2,466)
Other, net	(89)	(108)	331	299

Total other expense	(703)	(717)	(1,973)	(2,167)

Income (loss) before taxes	1,942	(677)	6,467	494
Minority interest in subsidiary loss	10	40	81	106
Benefit (provision) for income taxes	(742)	653	(1,658)	105

Net income	$1,210	$16	$4,890	$705

Net income (loss) per share-
Basic	0.17	$0.00	$0.68	$0.11

Diluted	0.16	$0.00	$0.64	$0.10

Weighted average shares outstanding -
Basic	7,244	6,535	7,219	6,535

Diluted	7,727	7,256	7,697	7,264

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: the health of the economy and disposable income for recreational and leisure activities, product demand and acceptance of products in each segment of the Company’s markets, fluctuations in the price of aluminum, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.